UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Avid Technology, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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July 26, 2005

VIA Fax

Mr. Eric Roiter

General Counsel

Fidelity Investments

82 Devonshire Street, F7C

Boston, MA  02109

Re:  Avid Technology, Inc. (the “Company”) 2005 Stock Incentive Plan

Dear Mr. Roiter:

This letter is in response to the telephone call the Company received on July 25, 2005 from Fidelity Investments, Investment Proxy Research (“Fidelity”) regarding the Company’s proposed 2005 Stock Incentive Plan (the “Plan”), which is Proposal No. 3 in the Company’s joint proxy statement/prospectus for its 2005 Annual Meeting of Stockholders to be held on July 27, 2005.

Specifically, this letter responds to your concern that Section 9 of the proposed Plan, entitled “Other Stock-Based Awards”, does not contain limitations on the vesting of other Stock Unit Awards that are similar to those included in Section 8(b) of the proposed Plan with respect to Restricted Stock.  Please be advised that the Company’s management will recommend to the Company’s Board of Directors, at the Board’s October 2005 meeting, that the Plan be amended to address your concerns by adding limitations on the vesting of Other Stock-Based Awards that are similar to those contained in Section 8(b) of the proposed Plan pertaining to Restricted Stock Awards.

Please contact me by telephone at 978-640-3420 or by email at carol _kazmer@avid.com should you have any further questions or concerns.

Very truly yours,

/s/ Carol E. Kazmer

Carol E. Kazmer
General Counsel

Avid Technology, Inc.

Avid Technology Park

One Park West

Tewksbury, MA  01876

www.avid.com

tel  800 949 AVID

tel  978 640 6789

fax 978 640 1366